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EXHIBIT 11.1


             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE


Year Ended December 31, 1997
----------------------------

    Net Loss           Weighted Average Shares Outstanding      Loss per Share
    --------           -----------------------------------      --------------
                   .
  $13,173,375      _                 9,044,382              =       $1.46
                   .